Code of Ethics Personal Investing Standards January 2026 Applies to: All employees (full-time and part-time), globally, that work for, support, or are a registered representative of any of Prudential’s asset management, investment adviser, and broker dealer businesses (CIO, PAD, PGIM, PIMS, and PruCo) All contractors, interns, temporary employees, and others who have been notified by compliance are subject to this policy. Questions? CONTACT: PST.Help@prudential.com This policy complements other important Prudential policies that address ethics and conflicts, such as Prudential’s Code of Conduct – Making the Right Choices, Conflicts of Interest Policy, Global Anti-Bribery and Anti- Corruption Policy, Information Barrier Standards, and Global Insider Trading Policy. Prudential Financial, Inc.- Compliance Approval Required Prior to External Dissemination

Table of Contents

Overview	4

Key Points	4

Who is Covered Under These Standards?	4

Roles and Responsibilities	4

Employee Classifications	5

Escalation Requirements	5

Key Definitions	5

Policy Requirements	6

Personal Trading	6

Key Principles	6

Trading Restrictions	6

Material Nonpublic Information (MNPI)	6

Investing in Prudential Funds	6

Private Placements & Private Securities Transactions	7

Initial Public Offerings (IPOs)	7

Trading in Prudential Securities	7

Gifts of Prudential Securities	7

Board Memberships and Joint Ventures	7

Short Sales	7

Associated, Access, & Investment Persons Account Reporting	8

What Must be Reported?	8

Initial Investment Securities Account Disclosure	8

Initial Holdings Disclosures	8

Authorized Brokers for US Reportable Accounts	8

Non-US Reportable Accounts	8

Cryptocurrency	9

Ongoing Disclosure, Reporting, & Attestation Responsibilities	9

Additional Requirements for Access and Investment Persons	10

Preclearance Process for Personal Trading	10

What Trades Must Be Precleared?	10

How does the Preclearance Process Work?	10

Two-Day Approval Window	10

Options & Futures	10

Additional Restrictions for NFA Associated Persons	11

Trading Restrictions	11

Excessive Trading	11

Restricted Securities	11

Blackout Periods	11

Minimum Holding Periods & Short-Swing Profits	12

Exceptions (Blackout Periods, Short Swing Profits and Minimum Holding Periods)	12

Additional Restrictions for PGIM Real Estate – Prudential Retirement Real Estate Fund (“PRREF”)	13

Investment Clubs	13

Financial Wagering Instruments and Prediction Markets	13

Additional Requirements for Designated Persons	13

Trading Limited During Open Window	13

Preclearance Required for Senior Vice Presidents and Above	14

Exceptions	14

Excluded Transactions	14

Discretionary Managed Accounts	14

Exemptions While on Leave	14

Non-Compliance	15

Recordkeeping	15

Exhibit A – Key Definitions	16

Exhibit B – Summary of Code Requirements by Employee Classification	19

Exhibit C – Beneficial Interest	21

Exhibit D – Preclearance Summary Chart	22

Overview

Key Points

We are entrusted with our clients’ investment assets and as such, Prudential Financial, Inc. and its subsidiaries (collectively “Prudential,” “PFI” or the “Company”) aspire to the highest standard of business ethics. Per our Code of Conduct, “Making the Right Choices,” we have an obligation to place our clients’ interests before our own and manage conflicts of interest fairly. In addition to Making the Right Choices, our Code of Ethics - Personal Investing Standards (the “Code”) provides a framework to make sure we meet that obligation with our personal investments.

While the Code sets out several requirements, prohibitions, and conditions, it does not cover every possible scenario and cannot be a replacement for your good judgment. If the Code is unclear, consult with Compliance and evaluate your proposed course of conduct against our principles and core values:

We do the right thing by placing the interests of our clients first.
We avoid, mitigate and/or disclose relevant conflicts of interest.
We are committed to doing business in the right way, and comply with applicable laws, rules, and regulations.
We make and keep promises, which includes holding each other accountable by reporting any violations.

The Code is designed to comply with laws, rules, and regulations of the various jurisdictions where Prudential operates. You should consult with your Local Compliance Officer to confirm if there are any additional personal investing policies and procedures that are specific to your business.

Who is Covered Under These Standards?

Except as otherwise noted, the Code applies globally to all directors, officers, and employees (including contractors, interns, temporary employees, and others who have been notified they are subject to this policy) of/or supporting Prudential asset management, investment adviser and/or broker-dealer businesses, including the Prudential Chief Investment Office (“CIO”), Prudential Annuities Distributors (“PAD”), PGIM, Prudential Investment Management Services (“PIMS”), and Prudential Financial Planning Services (“PruCo”), throughout the enterprise regardless of geographic location (“Employees”).

For the purposes of these standards, “PGIM” refers to all PGIM affiliated regulated investments firms, registered investment advisers, business lines and their associated functional areas including: AST Investment Services, PGIM Custom Harvest, PGIM DC Solutions, PGIM Global Services, PGIM, Inc, PGIM Investments, and PGIM Quantitative Solutions.

Roles and Responsibilities

Employees	Compliance	Ethics Committee

Upon hire, annually and any time material changes are made you will attest and agree to comply with the requirements of the Code.

Administers and monitors adherence to the Code, including providing training, reviewing employees’ disclosures and transactions, and identifying potential violations.

Maintains and oversees the maintenance of certain records in accordance with applicable legal and regulatory requirements.

Reviews the Code on a periodic basis in line with business changes and changes to regulation.

Provides oversight of the Code, including by reviewing exceptions and addressing incidents and violations. Sanctions may include verbal reminders, educational letters, disciplinary letters, monetary penalties, suspension without pay, personal trading ban, reduction in PTO days, or other disciplinary action up to and including termination of employment.

Employee Classifications

Employee monitoring classifications are listed below. For ease of reference, the term Employee will be used throughout this document, and multiple classifications may apply depending on your role.

Please see Exhibit A – Key Definitions for a full list of classifications.

Supervised Persons	Associated Persons	Access Persons	Investment Persons	Designated Persons

Employees of a Prudential registered investment adviser, and other individuals who provide investment advice on behalf of the adviser and are subject to the adviser’s supervision and control.	Employees who are associated with any Prudential broker- dealer.

Employees who are associated with any Prudential broker-dealer and/or Employees who work for, or support, investment advisory activities and may have access to nonpublic:

• Advisory client trading information;

• Advisory client investment recommendations; or

• Portfolio holdings.

Employees who make or participate in making recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio managers and research analysts).

Employees who, during the normal course of their employment, have routine access to Material Nonpublic Information about Prudential.

Material Nonpublic Information may consist of financial or non-financial information about Prudential as a whole or one or more Divisions or Segments.

Please refer to Prudential’s Global Insider Trading Policy for specific requirements.

Escalation Requirements

Failure to comply with any of the requirements of the Code or report potential violations may result in violations of securities regulations. Prudential takes violations very seriously. Any potential violation of the provisions of the Code will be investigated by Compliance and may be reported to the Ethics Committee.

If a determination is made that a violation has occurred, we may impose appropriate sanctions, including but not limited to one or more of the following: a written warning, profit surrender, personal trading ban, and termination of employment or referral to regulatory, civil, or criminal authorities.

To report suspected violations of the Code, you should contact Compliance. If you feel uncomfortable reporting directly to Compliance, you may also report suspected violations to our Ethics Help Line (1-800-752-7024) or website https://prudential.ethicspoint.com.

We will not tolerate any discrimination, harassment, or retaliation against anyone who makes a good faith report or assists in an investigation.

You may voluntarily communicate with or provide information to government agencies regarding potential violations of the law without providing notice to, or obtaining approval, from Prudential. Nothing in this Code is intended to, or should be interpreted, to preclude anyone from exercising these rights.

Key Definitions

See Exhibit A.

Policy Requirements

Personal Trading

Key Principles

Your personal trading and investments may present an actual, potential, or apparent conflict of interest or other risk that could harm Prudential, our shareholders, or our clients. To help us identify and manage these conflicts and risks, depending on your employee classification (described above) you may be required to:

   Disclose Investment Securities Accounts and investment holdings where you have a Beneficial Interest (including those where you have influence or control);

   Receive pre-approval for certain personal trading activities; and

   Conduct approved securities transactions in accordance with the requirements of the Code. Before engaging in any investment- related activity or transaction, you must carefully consider the nature of your responsibilities and the type of information that you might be deemed to possess regarding a particular securities transaction.

In addition

You may not trade based on Material Nonpublic Information (MNPI) or Inside Information

You may not profit, or cause others to profit, based on your knowledge of completed or contemplated client transactions.

You may not improperly benefit by causing a client to act, or fail to act, in making investment decisions.

You may not trade in any manner that conflicts with the interests of our clients, the parameters set by the Code, or the restrictions imposed by our Restricted Lists.

You may not use a derivative (futures, options, and other types) or any other instrument or means to circumvent the Code if a direct investment in the underlying security is prohibited.

Trading Restrictions

Material Nonpublic Information (MNPI)

You may not buy or sell any security while in possession of MNPI. You may not recommend, advise, or encourage any other person to engage in such activity.

You may not use your knowledge of transactions in funds or other accounts advised by any Prudential entity to profit from the market effect of these transactions.

Investing in Prudential Funds

Prudential serves as the adviser to a variety of investment products including open-end mutual funds, exchange traded products, investment trusts, commingled vehicles and private funds. While you must disclose accounts that hold Prudential-affiliated funds, you do not need to preclear transactions in Prudential-affiliated open-ended mutual funds. Certain Access and Investment Persons may be required to preclear transactions in other Prudential-affiliated funds (for example closed end funds, BDCs, and ETFs).

Be aware these funds may have restrictions on frequent trading and other restrictions as described in its fund prospectus, or other offering documents.

Private Placements & Private Securities Transactions

You must obtain approval before investing in a private placement securities offering. Compliance approval may be granted after a review of the facts and circumstances, including whether:

▪	An investment in the securities is likely to result in future conflicts with client accounts (e.g., upon a future public offering); and

▪	You are being offered the opportunity due to your employment at or association with Prudential.

Contact Compliance for assistance with these requests.

Initial Public Offerings (IPOs)

You may not participate in IPOs. Compliance will consider exceptions under limited circumstances.

Trading in Prudential Securities

Prudential Financial, Inc. (PFI) is a publicly traded company. You may not trade or cause someone else to trade in Prudential securities while in the possession of Material Nonpublic Information (MNPI) or Inside Information. You may not engage in transactions in PFI securities if they are speculative or short-term in nature. Speculative trading includes short sales, transactions in “put” or “call” options or similar derivative transactions. For more information, see the Global Insider Trading Policy.

Gifts of Prudential Securities

Employees with Section 16-related filing obligations regarding securities of PFI or PGIM Closed-End Funds must preclear all gifts of such securities.

Board Memberships and Joint Ventures

You should be mindful that purchasing and/or selling shares of publicly traded companies when either you or your Immediate Family Member serves on that company’s Board of Directors may require additional reporting and/or prior approval by that company. Please contact the Compliance Department of that company for guidance. Employees serving on the Board of Directors for Prudential-affiliated joint ventures may be subject to trading restrictions on shares issued by the joint venture’s partner(s). Please contact your Local Compliance team for guidance.

Short Sales

You may not short PFI related securities under any circumstances.

Additionally, Access and Investment Persons may not short sell any security that requires pre-clearance or is prohibited. See Exhibit D.

Associated, Access, & Investment Persons Account Reporting

What Must be Reported?

Initial Investment Securities Account Disclosure

If you are classified as either an Associated, Access, or Investment Person, within 10 calendar days of your start date, you must report all Investment Securities Accounts in which you have a Beneficial Interest (see definition above). Additionally, you must disclose any account that holds or can hold Prudential products (e.g., mutual funds, hedge funds or sub-advised products).

Initial Holdings Disclosures

If you are classified as an Access or Investment person, within 10 calendar days of your start date, you must disclose all holdings in Covered Securities in which you have a Beneficial Interest.

Additionally, you must disclose any holdings in Prudential-managed products, including mutual funds, commingled pools, hedge funds or sub-advised products.

Holdings information must be current as of 45 days prior to your start date. See Exhibit D for a detailed list of Covered and Non-Covered Securities.

Authorized Brokers for US Reportable Accounts

US-based reportable Investment Securities Accounts must be held at one or more of the firms on the Authorized Brokers List.

New employees must transfer all reportable accounts to an Authorized Broker within 45 days from the start of their employment.

This requirement does not apply to managed accounts that are exempt from certain provisions of the Code, employee stock purchase and stock option plans and other accounts (including health savings accounts, 529 plans, pension, retirement, and compensation accounts).

If you are granted an exception to hold your Investment Securities Accounts with a firm not on the Authorized Brokers List, you must manually enter all Covered Securities transactions into the STAR system as soon as possible, but no later than 10 days after the quarter ends. Additionally, you must periodically certify the accuracy of manually entered transactions.

Non-US Reportable Accounts

For non-US reportable Investment Securities Accounts, you must promptly disclose any newly opened accounts in which you have a Beneficial Interest.

You must ensure that Compliance receives duplicate statements and trade confirmations/contract notes in one of the three ways listed below.

1.

Electronic feeds – You are encouraged to deal through brokers that provide Compliance with trade confirmations and holdings via electronic feed to the STAR system. This provides Compliance with the most timely and accurate personal trading information. All brokers on the Authorized List provide us with electronic feeds.

2.

Broker Delivery of Duplicate Confirmations and Statements – In applicable jurisdictions, you should allow your brokers to provide delivery of duplicate confirmations and statements directly to your local compliance team.

3.

You Upload Trade Information – If neither of the above options is possible, you are required to enter your trade details into STAR and upload the trade information (e.g., confirmation/contract notes, etc.) within 10 business days of executing a precleared trade. Additionally, you will be required to attest to your trades quarterly and upload statements quarterly.

Due to applicable laws, if you are located outside of the United States, you may not be required to disclose or report information regarding accounts for a spouse, dependent family member and/or minor child.

Please see Exhibit B for jurisdiction-specific guidance, if your jurisdiction is not listed, contact your local Compliance for clarification.

Cryptocurrency

You are not required to disclose accounts for cryptocurrency (or other digital assets) if they do not have brokerage capabilities and are not linked to an account with brokerage capabilities (whether or not such capabilities are utilized).

If you need help confirming whether your cryptocurrency account has a brokerage component, contact Compliance for assistance.

Ongoing Disclosure, Reporting, & Attestation Responsibilities

The table below summarizes ongoing disclosure, reporting and attestation responsibilities for those accounts in which you have a Beneficial Interest, depending on your Employee Classification.

Ongoing Responsibilities	Associated Persons	Access & Investment Persons

Within 30 days – Disclose any newly opened accounts	Required	Required

Within 30 days – Disclose the holdings contained in newly opened accounts	Not Required	Required

Annually attest that you have disclosed all accounts	Required	Required

Annually attest that you have disclosed all required holdings	Not Required	Required

Quarterly Exception Account Attestation (for Investment Securities Accounts without direct electronic feed)	Required	Required

In addition to the above, you may be required to complete other periodic attestations to meet jurisdictional and regulatory requirements.

Additional Requirements for Access and Investment Persons

Preclearance Process for Personal Trading

The requirements in the Code are designed to mitigate or eliminate any potential or apparent conflict that may occur between your personal account dealing and client security dealing. The following requirements apply to your personal dealing in Covered Securities in Investment Securities Accounts for which you have a Beneficial Interest (See Exhibit C – Beneficial Interest).

What Trades Must Be Precleared?

If you are classified as an Access or Investment Person, you must receive approval before buying, selling, gifting and transferring ownership of stocks, bonds, options, other publicly traded securities, and private placements (Covered Securities) in any reportable Investment Securities Account. Please refer to Exhibit D to see what you need to preclear and what you are not required to preclear. You should consider any potential conflicts of interest before trading regardless of whether pre-clearance is required. PruCo Access Persons may have additional exclusions please consult with your dedicated compliance team.

How does the Preclearance Process Work?

You must preclear any trades in Covered Securities in an Investment Securities Account for which you have a Beneficial Interest.

U.S Based Employees	Non-U.S. based Employees

Employees preclear using STAR. See Exhibit D for specific requirements.

Employees preclear using STAR when available.

Please note local law or administrative issues may limit the availability of STAR. In these cases, employee personal trading activity is approved, monitored, and tracked locally.

Please consult your local dedicated compliance team for details.

Most requests are approved or denied immediately, but some may take longer to evaluate. Please note, a reason for denial may not be provided if it could result in the release of Confidential Information.

Two-Day Approval Window

Approvals and denials are communicated via email. If your requested transaction is approved and you choose to transact, you have until the end of the next calendar day to execute your transaction. If one of your approved days is on a weekend or market holiday, your approval does not carry over to the next business day. A new preclearance request will be required after the two calendar days have passed.

If the transaction is not placed and executed within the approved timeframe, you will need to submit a new trade request in STAR. Limit orders are allowed only if they are set to expire within the preclearance approval window. If you engage in multi-day limit orders, you must obtain preclearance approval for the days that the order is outstanding. Transactions triggered by limit orders, margin calls, or margin account maintenance fees require preclearance approval and may result in violations.

Options & Futures

As detailed in Exhibit D, the purchase, sale and exercise of options and futures are generally subject to the same restrictions as applicable to the underlying security.

Trading options on a security held by any PGIM portfolio is at the discretion of Compliance. You may not write uncovered call options or buy uncovered put options on individual securities.

Investment & Access Persons should keep in mind that the short-term trading profit rule might affect their ability to close out an option position at a profit as noted below.

Covered Calls/Put Options. You may purchase a put option or sell a call option if the option has a “period to expiration” of at least 60 calendar days from the date of opening the contract and you hold the option for at least 60 calendar days prior to closing of the contract. If you purchase a put to open on a security you already own, you may exercise the put once you have held the underlying security for 60 calendar days.

For PGIM and CIO Employees, except for futures on certain broad-based indices listed in Exhibit D, you may not trade futures, forward contracts, including currency forwards, physical commodities and related derivatives, over- the-counter warrants or swaps. The prohibition on commodities trading applies to trades in futures and over the counter derivatives rather than holding the physical commodity (e.g., gold bullion) or gaining exposure via publicly traded ETFs holding physical commodities (e.g. ETFs/ETCs, which are subject to pre-clearance and minimum holding periods – see Covered Securities).

Preclearance is not required when the option is exercised without any action on your part.

You should be cautious when transacting in options since a client transaction in the underlying security or a restriction associated with the underlying security may prevent an option transaction from being closed or exercised.

Additional Restrictions for NFA Associated Persons

Employees who are Associated Persons with the National Futures Association are prohibited from trading futures in their personal Investment Securities Accounts and are prohibited from maintaining a personal futures trading account.

Trading Restrictions

Excessive Trading

You may not engage in an excessive volume of trading in your personal accounts. High volumes of personal trading may raise concerns that your energies and interests are not aligned with client interests or our long-term investment philosophy and could potentially impact your ability to conduct assigned responsibilities. You and your supervisor may be notified when personal trading appears excessive (75 or more transactions per quarter).

Restricted Securities

You are prohibited from purchasing or selling securities of issuers on PGIM’s Restricted List(s).

Compliance is responsible for maintaining these Restricted Lists and/or Watch Lists pursuant to their standard operating procedures. Restricted Lists and Watch Lists are confidential and may not be shared.

If you acquired restricted securities prior to becoming subject to the Code or prior to the security being placed on the Restricted List or Watch List you must obtain a written exception from your Compliance Officer prior to the sale of such security.

Blackout Periods

You will not be granted preclearance to transact in a Covered Security when there is a pending buy or sell order for a client in that same security. Additionally:

▪

Access Persons will not be granted preclearance to trade in a Covered Security on the same day a client trade occurs in the same security if they have knowledge that security is being considered for a client transaction.

▪	Investment Persons will not be granted preclearance to trade in a Covered Security within seven (7) calendar days of a client trade occurring in the same security.

In addition, the Law Department may issue a trading restriction that applies to all or a certain subset of Employees on any Prudential-issued security or any security of a third-party issuer. The Law Department will notify impacted Employees directly with instructions regarding the trading restriction.

Minimum Holding Periods & Short-Swing Profits

Access & Investment Persons are prohibited from profiting from a purchase and sale, or sale and purchase, of the same Covered Security within any sixty (60)-calendar day period.

▪	Transactions resulting in a loss are not subject to this prohibition.

Minimum holding periods are applicable for any purchase and subsequent sale, or any sale then subsequent purchase (short-term trading), of the same Covered Security.

Minimum holding periods for Covered Securities are as follows:

Profile	Minimum Holding Period

Access & Investment Person	Two months (60 calendar days)

Employees located in Japan	PGIM Public and Private Fixed Income: Six months (180 calendar days) PGIM Real Estate: Three months (90 calendar days)

In keeping with the spirit of this restriction, Access and Investment Persons should not engage in options or other derivative strategies that lead to the exercise or assignment of Covered Securities that would result in a prohibited transaction (i.e., writing a short call or buying a long put with an expiration date of less than sixty days). Any violation of this prohibition will result in disgorgement of profit and/or disciplinary action.

With respect to derivatives, any transaction to close out a derivative position cannot be executed until the end of the holding period. The holding period starts the day after execution of your trade. Calculations are made using the “first-in, first-out” (FIFO) method unless a different method is required in your local jurisdiction. Any exceptions to the above will be made only after compliance review and written approval.

Exceptions (Blackout Periods, Short Swing Profits and Minimum Holding Periods)

Exceptions may be granted to the Minimum Holding Periods, Blackout Periods and Short Swing Profits Rule when the transaction is in a discretionary managed account, non-volitional, or below a certain de minimis threshold.

De minimis Amounts De minimis amounts are based on USD and are calculated to the equivalent local currency when trading in non-US markets; aggregated over 30 days

Blackout Period	Short Swing Profits Rule

All Securities Subject to Pre-Clearance	All Securities Subject to a Minimum Holding Period (Equities, ETFs, Debt, etc.)

$50,000 or less	$100 or less

Minimum Holding are any trades, or series of trades effected over the minimum period	Round-trip transactions over the minimum period (Buy and Sell or Sell and Buy)

Transactions in Covered Securities involving no more than the amount listed in the table above will not violate the Code. Compliance has discretion up to the nearest round lot.

Additional Restrictions for PGIM Real Estate – Prudential Retirement Real Estate Fund (“PRREF”)

Employees in PGIM Real Estate, and those that support PGIM Real Estate, are prohibited from trading any real estate-related securities (including real estate investment trusts (REITs) and real estate operating companies (REOCs).

PGIM Real Estate Employees, as well as certain other individuals who have been specifically notified, collectively called “PRREF Covered Individuals,” are subject to special restrictions and requirements including:

The PRREF trading window and blackout period procedures; and
Only permitted to execute PRREF transactions during the respective open trading window.

Controls have been established to prevent prohibited transactions during closed trading windows. If a blocking system fails, you are still responsible for adherence to the Code. PGIM Real Estate compliance staff will send PRREF trading window and blackout period notices to all PRREF Covered Persons.

Certain limited transactions are permissible during blackout periods. Please contact your Compliance Officer for additional information regarding blackout period exclusions.

Investment Clubs

All employees are prohibited from participating in Investment Clubs.

Financial Wagering Instruments and Prediction Markets

You are prohibited from engaging in any transaction that constitutes a financial wager on the outcome of market, economic, or geopolitical events, where the participant does not acquire a direct interest in the underlying asset.

This includes, but is not limited to:

•

Prediction Markets: Platforms that allow participants to bet on the likelihood of specific outcomes (e.g., interest rate decisions, election results, corporate earnings) through event contracts, options, or similar instruments.

•	Spread Betting and Contracts for Difference (CFDs): Instruments that enable speculation on the price movement of financial assets without ownership of the underlying asset.

•

Other Financial Wagering Instruments: Any product or platform—regulated or unregulated—that facilitates betting on financial outcomes without asset ownership, including synthetic derivatives (e.g., futures, options) or similar instruments.

Such transactions are considered speculative and can pose significant compliance and reputational risks This prohibition does not apply to wagering on non-financial events such as sports, entertainment, or cultural outcomes (e.g., Super Bowl, Oscars, World Cup), which fall outside the scope of this Code. However, be mindful that such activities are not permitted on Prudential’s premises or while engaged in Prudential business.

Additional Requirements for Designated Persons

Trading Limited During Open Window

If you are identified as a Designated Person outlined in Prudential’s Global Insider Trading Policy, you may only trade PFI stock during an open Trading Window, or such other periods of time as determined at the discretion of the Law Department. The current Prudential Trading Window Calendar can be located in the Document Library in STAR.

Preclearance Required for Senior Vice Presidents and Above

Employees who are a level 1-4 or 56A (e.g., Senior Vice Presidents and above), must always preclear all PFI stock trades. Compliance & Law will determine whether there is potential Material Nonpublic Information (“MNPI”) risk before you receive approval.

All employees are prohibited from trading PFI securities when in possession of MNPI regardless of pre-approval. Please contact Compliance with any questions.

Automatic investment plans, default activities, stock awards and grants are exempt from preclearance.

Exceptions

Excluded Transactions

The following transactions are excluded from the above trading restrictions:

▪	Purchases or sales that are not voluntary, including tender offers and broker-initiated transactions.

▪	Purchases or sales that are part of an automatic investment plan or discretionary managed account which have been approved by Compliance.

▪	The acquisition of:
▪	Securities because of a corporate action.
▪	Securities because of a gift or inheritance.
▪	Securities through an employer retirement plan such as a 401(k) plan or stock purchase plan.

▪	Transfers in-kind of Covered Securities.

Discretionary Managed Accounts

Discretionary Accounts are managed for you by a registered investment adviser or bank/trust company over which you have no direct or indirect influence or control. These accounts need to be reported, and with approval from Compliance they are exempt from:

▪	Quarterly transaction and annual holdings certifications.

▪	Access & Investment Person personal investing rules (such as pre-clearance requirements and minimum holding periods).

To receive approval, submit documentation to Compliance demonstrating that all trading in the account is under the sole discretion of your adviser or other designee. Discretionary accounts still require disclosure in STAR (or other approved process, for non-U.S. based employees) and transactions in private placements and limited offerings still require preclearance approval.

Additionally, annually you will attest and acknowledge that you:

Had no direct or indirect influence or control over the trading decisions in your discretionary account(s); and
Did not suggest trades to the manager or in any way direct the manager to make any particular trades in securities for the discretionary account(s).

You are required to inform Compliance immediately if you terminate any approved advisory relationship or make management changes.

Exemptions While on Leave

All personal trade monitoring requirements outlined in the Code remain in effect while you are on leave of absence, disability, or vacation.

In certain circumstances, when you have no access to Prudential or its systems while on extended leave, you may request a temporary suspension from certain requirements. Please work with the appropriate Compliance Officer (and management) to obtain an exemption.

Your Business Unit Compliance Officer may grant an exemption only when it would not violate laws or regulations. Until you receive confirmation of an exemption, all requirements remain in effect.

Non-Compliance

You are required to promptly report non-compliance of the Code to your business unit Chief Compliance Officer or their designee.

Incidences of non-compliance reported or detected through internal monitoring will be reported to the Ethics Committee. This Committee will review all incidents and determine any sanctions or other disciplinary actions that may be deemed appropriate.

Depending on the facts and circumstances of the incident, sanctions may include verbal reminders, educational letters, disciplinary letters, monetary penalties, suspension without pay, personal trading ban, reduction in PTO days, or other disciplinary action up to and including termination of employment. In accordance with FINRA Rule 3110, certain transactions by Registered Representatives prompting an investigation may require notification to the Self Reporting Organization. Violations of personal securities trades may require reporting to other regulatory authorities and be disclosable to future employers.

Recordkeeping

Prudential’s registered investment advisers are required under the Investment Advisers Act of 1940 and the Investment Company Act of 1940 to keep records of certain transactions in which Access and Investment Persons have a direct or indirect beneficial interest.

Compliance maintains all records relating to compliance with the Code such as preclearance requests, exception reports, memoranda relating to non-compliant transactions, records of violations and any actions taken as a result thereof, acknowledgements, and the names of Access Persons.

These records are maintained in accordance with applicable law and Prudential’s Recordkeeping Standards.

Exhibit A – Key Definitions

Access Person: Any Employee who has access to nonpublic information regarding any client’s purchase or sale of securities or non-public information regarding the portfolio holdings of any client account or anyone identified by Compliance who should be held to the Code because of the activities conducted by their business unit.

Affiliated Open-End Mutual Fund: A proprietary investment company advised by Prudential, or a non- proprietary investment company sub-advised by Prudential, and any investment company whose investment adviser or principal underwriter is controlled by or under common control with Prudential.

Approved ETF List: Select broad-based ETFs that track an index with a minimum of 100 constituents and other ETFs that compliance has determined to be sufficient. See the document library in STAR for the current Approved List

Associated Person: Any officer, director or branch manager (or any person occupying a similar status or performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with the broker-dealer, any Employee of the broker- dealer or individuals performing covered functions under the Operations Professional rule 1230 (b)(6), except someone whose functions are solely clerical or ministerial. This includes all Employees and support personnel who are registered with a FINRA member broker-dealer firm. For the purposes of the Code Associated Persons may be classified as either Associated, Access or an Investment Person.

Authorized Broker-Dealer and Authorized Futures Commission Merchants (FCMs*):

• Charles Schwab*	• Interactive Investor	• Rockefeller Capital
• E*TRADE/Morgan	• JP Morgan/Chase	Management
Stanley*	• LPL	• UBS*
• Edward Jones	• Merrill Lynch	• Vanguard
• Fidelity	• Raymond James	• Wells Fargo
• Hargreaves Lansdown

U.S.-based reportable Investment Securities Accounts must be held at one of the above firms. Employees with non-U.S. reportable Investment Securities Accounts are encouraged to use firms that will provide an electronic feed to STAR.

Automatic Investment Plan: Regular periodic purchases (or withdrawals) that are made automatically in (or from) Investment Securities Accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes dividend reinvestment plans (“DRIPs”) and Employee Stock Purchase Plans (“ESPPs”).

Beneficial Interest: You have Beneficial Interest of any account or securities in which you have a direct or indirect financial interest. This includes accounts or securities held in your own name or the name of your spouse or equivalent domestic partner, your minor children, and relatives living with you and to whom you provide or receive financial support or whose investments for which you have discretion, influence, or control. This could include accounts or securities of individuals with whom you share living expenses, bank accounts, rent or mortgage payments, ownership of a home, or any other material financial support. See Exhibit C for more information.

Blackout Period: A temporary period of time as determined by Compliance during which you may be restricted from making any personal securities trades in certain specific Covered Securities to prevent conflicts of interest and safeguard the company’s and clients’ interests and integrity.

CCO: Business Area Chief Compliance Officer or their designee.

Company: Prudential Financial, Inc. and its subsidiaries, otherwise known as “Prudential.”

Covered Securities: In general, any securities (and derivatives thereof), including but not limited to individual stocks and bonds, exchange-traded products (ETFs and ETNs), closed-end funds, private placements, and limited offerings. See Exhibit D for a detailed list of Covered and Non-Covered securities.

Designated Person: An Employee who, during the normal course of his or her job, has routine access to material nonpublic information about Prudential. Material Nonpublic Information may consist of financial or non-financial information about Prudential as a whole, or one or more Divisions or Segments. See the Global Insider Trading Policy for more information.

Discretionary Managed Account: An account managed on a discretionary basis by a person other than the Employee or an algorithmic tool (robo-adviser), over which the Employee has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein. A Discretionary Managed Account must have a formal investment management agreement that provides full discretionary authority to a third-party money manager.

Dividend Reinvestment Plan (“DRIPs:): A stock purchase plan offered by a corporation whereby shareholders purchase stock directly from the company (usually through a transfer agent) and allow investors to reinvest their cash dividends by purchasing additional shares or fractional shares.

Employees or You: All employees of Prudential, as well as certain others as identified by Compliance.

Ethics Committee: Governance committee composed of senior leaders throughout Prudential. The Committee meets quarterly, or more often as needed, to review potential violations of the Code.

FCA: Financial Conduct Authority – a U.K. regulator.

Initial Public Offering: An offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Club: A group of two or more people, each of whom contributes money to an investment pool and participates in the investment making decision process and shares in the investment returns.

Investment Persons: An Access Person who also makes or participates in making decisions regarding the trading of securities in any client account, has access to such decisions or assists in the trade process. Investment Persons generally can include PMs, research analysts, traders, trade operations, , investments, product development and certain ELT members.

Investment Securities Accounts: Any accounts in which you have a Beneficial Interest (defined above) and other accounts you could be expected to influence or control, in whole or in part, directly or indirectly, whether for securities or other financial instruments, and that can hold Covered Securities (defined above), whether or not such capability is utilized.

Immediate Family Member: Relatives who you share the same household with, and you provide, or receive, material financial support including child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, etc.

Material Nonpublic Information (“MNPI”): Information that is not available to the investing public that an investor, considering all the surrounding facts and circumstances, would find important in deciding whether or when to buy, sell, or hold a security.

Monitored Persons: The term Monitored Persons refers collectively to Supervised Persons, Access Persons, Investment Persons, Associated Persons, and Designated Persons. This term is used by Compliance for back- end monitoring purposes.

NFA Associated Person: An individual who solicits orders, customers, or customer funds (or who supervises persons so engaged) on behalf of a commodity trading advisor (CTA) or commodity pool operator (CPO).

Non-Volitional: Investment Securities Account activity related to: i) transactions in approved Discretionary Managed Accounts; ii) transactions in pre-approved dividend reinvestment plans; iii) transactions resulting from automatic rebalancing plans; and v) receipt of employee stock or option bonus awards.

NRSRO: An SEC-registered Nationally Recognized Statistical Rating Organization (NRSRO). Such entities assess the creditworthiness of an obligor as an entity or with respect to specific securities or money market instruments.

Private Placement: An offering that is exempt from registration under the Securities Act of 1933, as amended, under Sections 4(2) or 4(6), or Rules 504, 505 or 506 there under.

Private Securities Transaction: Any securities transaction outside the regular course or scope of an associated person’s employment with a member, including but not limited to, new offerings of securities which are not registered with the Securities and Exchange Commission, but not including transactions in investment company and variable insurance and annuity securities. You are prohibited from investing in these transactions including Crowdfunding investments that are private placements without prior approval from their Local Compliance Officer, and as applicable, Broker-Dealer Compliance Officer based on a determination that no conflict of interest is involved.

Prudential or the Company: Prudential, its affiliates, and its subsidiaries.

Prudential Affiliated Funds: Proprietary funds advised by Prudential, or a non-proprietary fund sub-advised by Prudential, and any fund whose investment adviser or principal underwriter is controlled by or under common control with Prudential.

Prudential Securities Trading Window: The period of time commencing at the opening of business on the date that is two full trading days after an earnings release and ending at the close of business on the date that is two weeks prior to the end of each quarter, or such other period of time as determined at the discretion of the Law Department).

Star Compliance (STAR): The monitoring system utilized for all personal compliance disclosures including Personal Account Dealing.

Supervised Persons: Individuals who are officers, directors, and employees of a registered investment adviser, as well as certain other individuals who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control.

SEC: U.S Securities and Exchange Commission – a U.S. regulator.

Uncovered Option: An option strategy where the options contract writer (i.e., the seller) does not hold the underlying asset to cover the contract in case of assignment (as opposed to a covered option). Nor does the seller hold any option of the same class on the same underlying asset that could protect against potential losses (options spread).

U.S. Government Entity: Any U.S. state or local government; any agency, authority, or instrumentality of a state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant-directed government plan (such as 529, 403(b), or 457 plans)

Exhibit B – Summary of Code Requirements by Employee Classification

Summary of Code Requirements by Employee Classification

	Supervised	Associated	Access	Investment

Acknowledgement Requirements Complete new hire and other periodic certifications, attestations, and acknowledgments.	Required	Required	Required	Required

Account Reporting Requirements

Report all Investment Securities Accounts and future accounts where you have a beneficial interest.	Not Required	Required	Required	Required

Report transactions and holdings for all securities and future accounts where you have a beneficial interest.	Not Required	Required (transaction reporting only)	Required	Required

Maintain Investment Securities Accounts at Authorized Broker-Dealers and Authorized Futures Commission Merchants	Not Required	Required	Required	Required

Report Affiliated Open-End Mutual Fund Accounts and Prudential Sponsored Insurance/Annuity Products	Not Required	Required	Required	Required

Report Retirement Accounts (e.g., 401K) that can hold individual securities or Prudential Affiliated Funds (Retirement accounts that do not hold securities, or Prudential affiliated funds do not have to be reported)

	Not Required	Required	Required	Required

Discretionary Managed Accounts	Not Required	Required	Required	Required

Investment Restrictions

Blackout Period	Does not apply	Does not apply	Required One-Day when you have knowledge that security is being considered for client transaction	Required Seven-Day

Minimum Holdings Periods and Short Swing Profit Rule	Does not apply	Does not apply	Required (60 days)	Required

Jurisdictional Guidance

Jurisdictional Area	Code

United States	Applies in Full

United Kingdom	Applies in Full

Summary of Code Requirements by Employee Classification

	Supervised	Associated	Access	Investment

Netherlands	Applies in Full

Mexico	Applies in Full

Japan	Applies in Full. In addition, local regulations may require more restrictive requirements – contact your local compliance department if you have questions

Ireland	Applies in Full.

References

The Code complements and should be read in conjunction with other Global Enterprise Policies that address ethics and conflicts, such as Making the Right Choices, Conflicts of Interest Policy, Global Anti-Bribery and Anti-Corruption Policy, and the Global Insider Trading Policy.

The Code is designed to comply with laws, rules, and regulations applicable to Prudential’s business across the globe, including but not limited to:

∎ Section 206 of the US Investment Advisers Act of 1940

∎ Section 17(j) of the US Investment Company Act of 1940

∎ SEC Rule 17j-1, Personal Investment Activities of Investment Company Personnel

∎ SEC Rule 204-2, Books and Records To Be Maintained by Investment Advisers

∎ SEC Rule 204A-1, Investment Adviser Codes of Ethics

∎ FINRA Rule 3210, Accounts At Other Broker-Dealers and Financial Institutions

∎ FINRA Rule 3280, Private Securities Transactions of an Associate Person

∎ FCA COBS 11.7 and 11.7A, Personal Account Dealing

∎ Hong Kong SFC Code of Conduct for Persons Licensed by or Registered with the SFC Section 12.2

∎ IMAS Code of Ethics & Standards of Professional Conduct 2.12, Personal Conduct and Training

∎ NYSE Listing Rules 303A.10, Code of Business Conduct and Ethics Requirements

Exhibit C – Beneficial Interest

Beneficial Interest: The Code applies to all accounts and securities in which you have a Beneficial Interest (as defined above in Exhibit A – Key Definitions). This means that if you can profit, directly or indirectly, or share in any profit from a transaction, you have a Beneficial Interest. If you are unsure if an account or investment falls under your beneficial interest, contact Compliance for further guidance.

Employees Located Outside of the U.S.: If you are located outside of the United States, you may not be required to disclose or report information regarding accounts for which a spouse, dependent family member and/or minor child has a beneficial interest. Please contact your Local Compliance Team for clarification.

Beneficial Interest	Not Beneficial Interest

You have a spouse, domestic partner, or similar cohabitation arrangement: If you contribute to the maintenance of a household and the financial support of a partner or vice versa, your partner’s accounts and securities you have beneficial interest and are required to disclose.

You have a roommate and do not share bank and investment accounts or provide material financial support to one another. Roommates are presumed to be temporary and therefore you do not have beneficial interest in one another’s accounts and securities and are not required to disclose.

Your parents live with you: If you provide financial support to your parents, your parents’ accounts, and securities you have beneficial interest and are required to disclose.

Your child has an investment account (e.g., UGMA/UTMA) If you (or your spouse) are the custodian for the minor child, the child’s accounts give you beneficial interest and you are required to disclose.

Your child has an investment account (e.g., UGMA/UTMA) If someone other than you (or your spouse) is the custodian for your minor child’s account, the account does not give you beneficial interest and you are not required to disclose.

You have an adult child living in your home: If you provide financial support to your child, your child’s accounts and securities give you beneficial interest and you are required to disclose.	You have power of attorney: If you have been granted power of attorney over an account, you do not have beneficial interest until the time that the power of attorney has been activated. Prior to activation, you do not have to disclose; post activation you do.

You have a college-age child: If your child is in college and you still claim the child as a dependent for tax purposes, you have beneficial interest of their accounts and securities and are required to disclose.

You are the executor, trustee and/or the beneficiary of a trust: Due to the complexity and variety of trust agreements, these situations require case-by-case review by Compliance.

Exhibit D – Preclearance Summary Chart

Access & Investment Persons Pre-Clearance & Holding Period Summary Chart

Holding Period Required
TYPE OF SECURITY	Pre-Clearance	Reporting	60 days.
	Required	Required	Employees located in Japan:
(FI – 180 days and RE 90 days)

Covered Securities

Publicly Traded Investment Vehicles

Closed-End Funds	Yes	Yes	Yes

Proprietary/Affiliated or Sub-advised Open End Mutual Fund	No	Yes	No - must comply with limits in fund documents

Unit Investment Trusts	No	Yes	No

Approved ETFs [See Star Document Library]	No	Yes	No

Exchange-Traded Funds (ETFs) (not listed in the Approved ETF List)	Yes	Yes	Yes

Exchange-Traded Notes (ETNs)	Yes	Yes	Yes

Publicly Traded Equities

Common Stocks	Yes	Yes	Yes

Listed Depository Receipts e.g. ADRs, Ads,	Yes	Yes	Yes

GDRs

DRIPs - Automatic purchases for dividend reinvestment plan are not subject to pre-approval requirements. Need to report the initial account set up/purchase within 30 days	No	Yes	No

Corporate Non-Voluntary Actions (e.g., Stock Splits, Mergers, Spin-off etc.)	No	Yes	No

Rights	Yes	Yes	Yes

Warrants (Listed and Exercised)	Yes	Yes	Yes

Preferred Stock	Yes	Yes	Yes

Listed Real Estate Investment Trusts (REITs)	Yes	Yes	Yes

Prudential Stock Designated Persons can only trade during open window	Only for Level 1-4 or 56A level employees (regardless of other classifications)	Yes	Only Section 16 Reporting Persons (Board of Directors and Certain Executive Officers) are subject to a 6-month holding period

Initial Public Offerings (equity IPOs) and Secondary/Follow on offerings	PROHIBITED

Private Investments in Public Equity Securities (PIPES)	PROHIBITED

Access & Investment Persons Pre-Clearance & Holding Period Summary Chart

Holding Period Required
TYPE OF SECURITY	Pre-Clearance	Reporting	60 days.
	Required	Required	Employees located in Japan:
(FI – 180 days and RE 90 days)

Publicly Traded Fixed Income Instruments

Asset Backed Securities	Yes	Yes	Yes

U.S. Agency Securities including Fannie	Yes	Yes	Yes

Mae/Freddie Mac

Corporate Bonds	Yes	Yes	Yes

Convertible Bonds (converted)	Yes	Yes	Yes

Municipal Bonds	Yes	Yes	Yes

New Issues (fixed income)	Yes	Yes	Yes

Structured Notes	Yes	Yes	Yes

Sovereign Debt	Yes	Yes	Yes

Derivatives

Common Stock Options	Yes	Yes	Yes

Options and futures on certain Broad-Based Indices. (S&P 500, FTSE 100, FTSE 250, MSCI EAFE, MSCI EM, NASDAQ 100, Nikkei 225, NSE S&P CNX, Russell 1000, Russell 2000, Russell 3000, S&P 100, S&P Europe 350, and S&P MidCap 400 including CBOE securities) and ETFs (on the Approved ETF list) NFA Associated Persons are prohibited from trading in futures

	No	Yes	No

All other options and futures that are not listed above	PROHIBITED

Forward Contracts	PROHIBITED

Commodities Contracts	PROHIBITED

OTC Warrants or Swaps	PROHIBITED

Derivative Instruments of Prudential Securities speculative in nature: e.g., short sales; put or call options	PROHIBITED

Derivatives of Sovereign Debt	PROHIBITED

Currency Related Derivatives (Futures, Swaps and other structured products tied to currencies)	PROHIBITED

Access & Investment Persons Pre-Clearance & Holding Period Summary Chart

Holding Period Required
TYPE OF SECURITY	Pre-Clearance	Reporting	60 days.
	Required	Required	Employees located in Japan:
(FI – 180 days and RE 90 days)

Private Investments, Health Savings Accounts, Investment Clubs, Short Sales, & Financial Wagering and Predictive Markets

Private Investments (e.g. limited partnerships; private placements)	Yes	Yes	N/A

Hedge Funds	Yes	Yes	Yes

HSA Accounts with Self-Directed Brokerage Accounts (Health Equity Schwab Account) need to follow the applicable preclearance requirements listed above	Yes	Yes	Yes

Investment Clubs	PROHIBITED

Short Selling of any security that requires pre- clearance under the Code	PROHIBITED

Financial Wagering Instruments and Prediction Markets	PROHIBITED

The following do not require pre-clearance and reporting and are not subject to holding period requirements

Non-Affiliated Open End Mutual Funds	No	No	No

Money Market Funds	No	No	No

Investments in 529 Plans	No	No	No

Brokerage CDs	No	No	No

Investment Grade Short-Term Debt Instruments (rated in one of the two highest categories by an NRSRO and have a maturity of less than 366 days)	No	No	No

Bankers’ Acceptances & Certificates of Deposits	No	No	No

Direct Obligations of the US Government (US Treasuries)	No	No	No

Commercial Paper	No	No	No

Cash Currencies Transactions (buying EURO, GBP, etc.)	No	No	No

Cryptocurrencies that are not securities	No	No	No